Exhibit 99.1

Qualstar Reports Fiscal 2008 Third Quarter Results

SIMI VALLEY, Calif.--(BUSINESS WIRE)--Qualstar® Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the third quarter of fiscal 2008 ended March 31, 2008.

Fiscal 2008 Third Quarter Financial Results

Revenues for the third quarter of fiscal 2008 were $5.2 million, compared to $4.9 million for the same quarter of fiscal 2007, an increase of $287,000 or 5.9 percent. Loss from operations was $700,000 compared to $931,000 in fiscal 2007. Net loss was $322,000, or $(0.03) per basic and diluted share, compared to a net loss of $667,000, or $(0.05) per basic and diluted share for the third quarter of fiscal 2007.

Tape library segment revenues were $4.1 million for the quarter, essentially unchanged from the same quarter of the prior year. Power supply segment revenues increased 35.1 percent, or $279,000, to $1.07 million for the quarter from $794,000 for the same quarter of the prior year.

Gross margin percentage in the fiscal 2008 third quarter was 34.5 percent, compared to 27.4 percent in the year-ago quarter. The increase in gross margin percentage was primarily attributable to efficiencies achieved in material and labor management and a favorable mix of power supply products sold in the most current quarter due the availability of the Company’s new 275-watt product line.

Research and development expenses for the third quarter of fiscal 2008 were $772,000, or 14.9 percent of revenues, compared to $846,000 or 17.3 percent of revenues, for the third quarter of fiscal 2007. Sales and marketing expenses were $810,000, or 15.7 percent of revenues, compared to $659,000 or 13.5 percent of revenues, in the corresponding period last year. General and administrative expenses in the third quarter of fiscal 2008 were $904,000 or 17.5 percent of revenues, compared to $764,000, or 15.6 percent of revenues, for the same period last year.

Cash, cash equivalents and marketable securities were $33.3 million at March 31, 2008, unchanged from June 30, 2007. Inventory at December 31, 2007 was $5.9 million, also unchanged from June 30, 2007.

Commenting on the third quarter results, Bill Gervais, president and chief executive officer of Qualstar said, “Although revenues of $5.2 million were at the low-end of our guidance range, I continue to be encouraged by our ability to improve operating efficiencies and manage expenses. In fact, this past quarter marked the third quarter in a row where we generated a sequential increase in gross margin percentage. During the period, we shipped four additional XLS units and we are pleased to report that all units in the field are meeting or exceeding our customers’ expectations. The sales cycles are longer for the XLS product line, however, we continue to see the XLS appealing to a broad array of end users and we are pleased with the excellent pipeline of potential customers.”

Mr. Gervais concluded, “Our N2Power business appears to be resuming its growth profile after successfully transitioning production from the 250-watt unit to a new compact 275-watt product line. During the third quarter, N2Power generated record revenues of $1.07 million—a 35 percent improvement compared to the same period last year. N2Power is an important part of Qualstar’s overall business and we believe N2Power products will continue to generate strong demand due to worldwide requirements for smaller and more energy efficient power supplies.”

Fiscal 2008 Nine-Month Financial Results

Qualstar reported revenues of $16.6 million for the first nine months of fiscal 2008, compared with $14.8 million for the first nine months of fiscal 2007. The Company’s net loss for the first nine months of fiscal 2008 was $587,000 or $(0.05) per basic and diluted share, compared with a net loss of $1.7 million or $(0.14) per basic and diluted share, in the first nine months of fiscal 2007.

Qualstar Corporation Conference Call

Company management will hold a conference call to discuss its fiscal 2008 third quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the “Investors” section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 800-366-7640 or 303-262-2131. An audio replay will be available through March 13, 2008, by calling 800-405-2236 or 303-590-3000, and entering passcode 11113366.

About Qualstar Corporation

Qualstar manufactures automated tape libraries and power supplies. Its products are known throughout the world for energy efficiency and rugged, Simply Reliable designs yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide to backup, archive and protect data from incidental and catastrophic loss. Its N2Power brand high efficiency, ultra small switching power supplies are sold to OEM manufacturers worldwide, where very low power consumption is required. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

Forward-Looking Statements

Statements concerning the future business, operating results and financial condition of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company’s actual results include the Company’s ability to increase sales of its tape libraries; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design flaws or quality problems; and, adverse changes in market demand for tape libraries or power supplies. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company’s financial results or condition are included in Qualstar’s filings with the Securities and Exchange Commission. In particular, reference is made to the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, and to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.

QUALSTAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Net revenues	$5,171	$4,884	$16,552	$14,826

Cost of goods sold	3,385	3,546	11,097	10,552

Gross profit	1,786	1,338	5,455	4,274

Operating expenses:
Research and development	772	846	2,270	2,352
Sales and marketing	810	659	2,409	2,310
General and administrative	904	764	2,561	2,320
Total operating expenses	2,486	2,269	7,240	6,982

Loss from operations	(700)	(931)	(1,785)	(2,708)

Investment income	378	312	1,215	1,064

Loss before income taxes	(322)	(619)	(570)	(1,644)

Provision for taxes	-	48	17	48

Net loss	$(322)	$(667)	$(587)	$(1,692)

Loss per share:
Basic and Diluted	$(0.03)	$(0.05)	$(0.05)	$(0.14)

Shares used to compute loss per share:
Basic and Diluted	12,253	12,253	12,253	12,253

Cash dividends declared per common share	$0.06	$-	$0.06	$-

QUALSTAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	June 30,
	2008	2007
ASSETS	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$9,705	$7,697
Marketable securities, short-term	9,423	9,574
Receivables, net of allowances of $111 as of
March 31, 2008 and $170 as of June 30, 2007	3,090	3,462
Inventories, net	5,870	5,928
Prepaid expenses and other current assets	521	576
Prepaid income taxes	-	137

Total current assets	28,609	27,374

Property and equipment, net	497	601
Marketable securities, long-term	14,221	15,994
Other assets	94	94

Total assets	$43,421	$44,063

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,008	$654
Accrued payroll and related liabilities	394	455
Other accrued liabilities	1,080	1,113

Total current liabilities	2,482	2,222

Other long-term liabilities	45	-
Commitments and contingencies
Shareholders' equity:
Common stock, no par value; 50,000 shares authorized, 12,253 shares issued and outstanding as of
March 31, 2008 and June 30, 2007	18,676	18,593
Accumulated other comprehensive income (loss)	273	(55)
Retained earnings	21,945	23,303
Total shareholders' equity	40,894	41,841

Total liabilities and shareholders' equity	$43,421	$44,063

CONTACT:
Qualstar Corporation
William J. Gervais, President & CEO
805-583-7744
gervais@qualstar.com
or
Financial Relations Board
Lasse Glassen, General Information
213-486-6546
lglassen@frbir.com